Exhibit (a)(5)(B)

Steel Partners Holdings L.P. Announces Preliminary Results of Its Dutch Auction Tender Offer

New York, New York, April 24, 2014 – Steel Partners Holdings L.P. (NYSE: SPLP) (“SPLP” or the “Company”), a global diversified holding company, today announced the preliminary results of its previously announced modified Dutch Auction tender offer to purchase for cash up to $49 million in value of its common units, no par value, at a price per unit of not less than $16.50 nor greater than $17.50 per unit.  The tender offer expired at 5:00 P.M., Eastern Time, on April 23, 2014.

Based on the preliminary count by American Stock Transfer & Trust Company, the Depositary for the tender offer, approximately 4,273,328 common units were properly tendered and not withdrawn at or below the final purchase price of $16.50 per unit, including approximately 119,294 common units that were tendered through notice of guaranteed delivery.   Since the tender offer is oversubscribed, the Company intends to purchase a pro-rated amount of common units, after taking into account priority given to holders of less than 100 units, as provided in the Offer to Purchase dated March 25, 2014, using a proration factor to be determined by the Company in consultation with the Depositary.  Based on the preliminary count, the Company expects to purchase 2,969,696 common units at the final purchase price of $16.50, for an expected total cost of approximately $49 million, excluding fees and expenses related to the tender offer.

The number of common units to be purchased, the purchase price and the proration information are preliminary and are subject to verification by the Depositary and to the proper delivery of all units tendered and not properly withdrawn (including units tendered pursuant to guaranteed delivery procedures).  The actual number of common units validly tendered and not withdrawn and the proration factor will be announced promptly following completion of the verification process.  Promptly after such announcement, the Depositary will issue payment for the units validly tendered and accepted under the tender offer and will return all other common units tendered and not purchased.

Investor questions concerning the tender offer may be directed to the information agent, MacKenzie Partners, Inc., at 800-322-2885 or tenderoffer@mackenziepartners.com.

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Steel Partners Holdings L.P. is a global diversified holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests.  It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking, food products and services, oilfield services, sports, training, education, and the entertainment and lifestyle industries.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This press release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. Forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2014 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, SPLP's subsidiaries need for additional financing and the terms and conditions of any financing that is consummated, their customers' acceptance of its new and existing products, the risk that the Company and its subsidiaries will not be able to compete successfully, and the possible volatility of the Company's unit price and the potential fluctuation in its operating results. Although SPLP believes that the expectations reflected in its forward-looking statements are reasonable and achievable, any such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2013 for information regarding risk factors that could affect the Company's results. Except as otherwise required by federal securities laws, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Investor contact:

Steel Partners Holdings GP Inc.
James F. McCabe, Jr., Chief Financial Officer
212-520-2300
jmccabe@steelpartners.com